Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

Subject to Completion

Preliminary Term Sheet dated August 3, 2011

The notes are being offered by Barclays Bank PLC (“Barclays”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-9 of product supplement ETF STR-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$
Underwriting discount (1)	$0.125	$
Proceeds, before expenses, to Barclays Bank PLC	$9.875	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.975 per unit and $0.10 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.875 per unit and $0.00 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, the settlement date, any Observation Date, or the maturity date will occur is subject to change.

Merrill Lynch & Co.
August , 2011

Units	Pricing Date	*	August , 2011
Strategic Accelerated Redemption Securities®	Settlement Date	*	September , 2011
Linked to an International Equity Basket,	Maturity Date	*	September , 2012
due September , 2012	CUSIP No.
$10 principal amount per unit
Term Sheet No.
Barclays Bank PLC
Strategic Accelerated Redemption Securities®
•	The notes have a maturity of approximately one year, and are callable at approximately 6, 9 and 12 months after issuance
•

The notes will be called at $10 per unit plus a Call Premium if the closing value of an International Equity Basket comprised of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund (the “Basket”) on any Observation Date is equal to or greater than 100% of its starting value

•

The Call Premium will be between 9.00% and 13.00% per annum (equivalent to between 4.50% and 6.50% if the notes are called on the first Observation Date, or between 6.75% and 9.75% if the notes are called on the second Observation Date)

•

1-to-1 downside exposure with up to 95% of the principal amount at risk if the notes are not called and the closing value of the Basket on the final Observation Date decreases below the Threshold Value

•	Payments on the notes are subject to the credit risk of Barclays Bank PLC
•	No periodic interest payments
•	No listing on any securities exchange
•

The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Summary

The Strategic Accelerated Redemption Securities® Linked to an International Equity Basket due September     , 2012 (the “notes”), are our senior unsecured debt securities. The notes are not guaranteed or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction, or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays.

The notes will be automatically called if the Observation Level of an International Equity Basket described below (the “Basket”) on any Observation Date after issuance is equal to or greater than the Call Level. If the notes are called, you will receive the Original Offering Price of the notes plus the applicable Call Premium. If your notes are not called prior to maturity, the amount you receive on the maturity date will not be greater than the Original Offering Price per unit and will be based on the percentage decrease in the value of the Basket from the Starting Value to the Ending Value. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes. Investors also must be prepared to have us call their notes on any Observation Date.

The Basket is comprised of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund (each, a “Basket Component,” and together, the “Basket Components”). On the pricing date, each Basket Component will be given an initial weight of 50.00%.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ETF STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our,” or similar references are to Barclays.

Terms of the Notes

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10.00 per unit
Term:	Approximately one year
Market Measure:	An International Equity Basket comprised of the iShares® MSCI EAFE Index Fund (NYSE Arca symbol: “EFA”) and the iShares® MSCI Emerging Markets Index Fund (NYSE Arca symbol: “EEM”).
Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:	The Observation Level on the final Observation Date. If a Market Disruption Event occurs on the final Observation Date, the Ending Value will be determined as more fully described beginning on page S-34 of product supplement ETF STR-1.
Observation Level:	The closing value of the Market Measure on any Observation Date, calculated as described on page TS-10 below.
Observation Dates:

February     , 2012, May     , 2012, and September     , 2012 (the final Observation Date). The Observation Dates will occur approximately six, nine, and twelve months after the pricing date.

The Observation Dates are subject to postponement in the event that it is determined that an Observation Date is a non-calculation day, as described beginning on page S-34 of product supplement ETF STR-1.

Call Level:	100.00 (100% of the Starting Value)
Call Amounts (per Unit):

$10.450 - $10.650 if called on February     , 2012, $10.675 - $10.975 if called on May     , 2012, and $10.900 - $11.300 if called on September     , 2012.

The actual Call Amounts will be determined on the pricing date.

Call Premium:	9% - 13% of the Original Offering Price per annum. The actual Call Premium will be determined on the pricing date.
Call Settlement Date:	The fifth business day following an Observation Date, if the notes are called on that Observation Date, subject to postponement as described on page TS-8 below; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.
Threshold Value:	The Threshold Value will be set to 95.00 (or 95% of the Starting Value).
Joint Calculation Agents:	Barclays and MLPF&S
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.125 per unit as listed on the cover page and an additional charge of $0.050 per unit more fully described on page TS-9.

Determining Payments on the Notes

Automatic Call Provision:

If on any Observation Date, the Observation Level is equal to or greater than the Call Level, the notes will be automatically called. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.

Payment at Maturity:

If the notes are not called prior to the maturity date, you will receive the Redemption Amount per unit on the maturity date, calculated as follows:

Strategic Accelerated Redemption Securities®	TS-2

Hypothetical Payment on the Notes

Set forth below are five hypothetical examples of payment calculations (rounded to three decimal places) based on a rage of hypothetical performances of the Basket. These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value and Call Level, Threshold Value, Observation Level and term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These hypothetical examples are based on:

1) the Starting Value of 100.00;

2) a Threshold Value of 95.00, or 95% of the Starting Value;

3) a Call Level of 100.00, or 100% of the Starting Value;

4) a term of the notes from July 22, 2011 to July 30, 2012, a term to maturity similar to the expected duration of the notes;

5) a Call Premium of 11% of the Original Offering Price per unit per annum, the midpoint of the Call Premium range of 9% to 13% of the Original Offering Price per annum; and

6) Observation Dates occurring on January 22, 2012, April 22, 2012, and July 22, 2012.

The Notes Are Called on One of the Observation Dates

The notes have not been previously called and the Observation Level on the relevant Observation Date is equal to or greater than the Call Level. Consequently, the notes will be called at $10.000 plus the applicable Call Premium.

Example 1

If the call is related to the Observation Date that falls on January 22, 2012, the Call Amount per unit will be:

$10.000 plus the Call Premium of $0.550 = $10.550 per unit.

Example 2

If the call is related to the Observation Date that falls on April 22, 2012, the Call Amount per unit will be:

$10.000 plus the Call Premium of $0.825 = $10.825 per unit.

Strategic Accelerated Redemption Securities®	TS-3

Example 3

If the call is related to the Observation Date that falls on July 22, 2012, the Call Amount per unit will be:

$10.000 plus the Call Premium of $1.100 = $11.100 per unit.

The Notes Are Not Called on Any of the Observation Dates

Example 4

The notes are not called on any of the Observation Dates and the Ending Value of the Basket on the final Observation Date is not less than 95.00, the Threshold Value. The Redemption Amount per unit will therefore be $10.000.

Strategic Accelerated Redemption Securities®	TS-4

Example 5

The notes are not called on any of the Observation Dates and the Ending Value of the Basket on the final Observation Date is less than 95.00, the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price per unit.

If the Ending Value is 80.00, or 80% of the Starting Value, the Redemption Amount will be:

$10 +	[	$10 ×	(80,00 – 95.00)	]	= $8.500 per unit
100.00

Summary of the Hypothetical Examples

Notes Are Called on an Observation Date	Observation Date on January 22, 2012	Observation Date on April 22, 2012	Observation Date on July 22, 2012
Starting Value	100.00	100.00	100.00
Call Level	100.00	100.00	100.00
Observation Level on the Observation Date	110.00	105.00	105.00
Return of the Basket	10.00%	5.00%	5.00%
Return of the Notes	5.50%	8.25%	11.00%
Call Amount per Unit	$10.550	$10.825	$11.100

Notes Are Not Called on Any Observation Date	Ending Value Is Greater than the Threshold Value	Ending Value Is Less than the Threshold Value
Starting Value	100.00	100.00
Ending Value	97.00	80.00
Threshold Value	95.00	95.00
Return of the Basket	-3.00%	-20.00%
Return of the Notes	0.00%	-15.00%
Redemption Amount per Unit	$10.000	$8.500

Strategic Accelerated Redemption Securities®	TS-5

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. The following is a list of certain of the risks involved in investing in the notes. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-9 of product supplement ETF STR-1 and page S-6 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called prior to maturity, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return, if any, is limited to the return represented by the Call Premium.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return may be less than the return on a comparable investment directly in the Basket Components.

▪	You must rely on your own evaluation of the merits of an investment linked to the Basket.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪

The costs of developing, hedging, and distributing the notes described on page TS-6 are reflected in the public offering price, and will not be reflected in secondary market prices. As a result, the price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the notes. We, MLPF&S, and our respective affiliates are not obligated to make a market for, or to repurchase, the notes.

▪	The amount that you receive at maturity or upon a call will not be affected by all developments relating to the Basket.

▪	Changes in the values of the Basket Components may offset each other.

▪

The sponsor of the Underlying Indices described below, MSCI Inc. (“MSCI”), may adjust one or both of the Underlying Indices in a way that affects its level or their levels, and MSCI has no obligation to consider your interests.

▪

The sponsor of the Basket Components, BlackRock Institutional Trust Company, N.A., or the Basket Components’ investment advisor, BlackRock Fund Advisors, may adjust the Basket Components in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

▪

You will have no rights of a holder of the securities held by the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we or our affiliates may from time to time own stocks held by the Basket Components or included in the Underlying Indices, we do not control any company held by a Basket Component or included in an Underlying Index, and are not responsible for any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Basket Components.

▪	The performance of each Basket Component and the performance of the related Underlying Index may vary.

▪	Risks associated with each Underlying Index or the underlying assets of the Basket Components will affect the share prices of the Basket Components and hence, the value of the notes.

▪	Your return on the notes may be affected by factors affecting the international securities markets.

▪	Exchange rate movements may impact the value of the notes.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us, MLPF&S, and our respective affiliates of stocks held by the Basket Components or included in the Underlying Indices may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.

▪

Our business activities, and those of MLPF&S, relating to the companies represented by the securities held by the Basket Components or included in the Underlying Indices may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-38 of product supplement ETF STR-1.

Strategic Accelerated Redemption Securities®	TS-6

Additional Risk Factors

The return on your notes may be affected by factors affecting international securities markets.

The stocks included in the Underlying Index of each Basket Component are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the applicable Underlying Index, which may have an adverse effect on the notes. Also, the public availability of information concerning the issuers of stocks included in the Underlying Index for each Basket Component will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Underlying Index of each Basket Component may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

Because the iShares® MSCI Emerging Markets Index Fund is a Basket Component, an investment in the notes will involve risks that are associated with investments that are linked to the equity securities of issuers from emerging markets.

Many of the issuers included in the Underlying Index of the iShares® MSCI Emerging Markets Index Fund are based in nations that are undergoing rapid institutional change, including the restructuring of economic, political, financial, and legal systems. The regulatory and tax environments in these nations may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of their capital markets and their tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation their assets, and/or nationalization of their businesses. It may be more difficult for an investor in these markets to monitor investments in these companies, because these companies may be subject to fewer disclosure requirements than companies in developed markets, and economic and financial data about some of these countries may be unreliable.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the closing value of the Basket will be equal to or greater than the Call Level on any Observation Date and you seek an early exit prior to maturity at a premium in that case.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the notes are called, regardless of the performance of the Basket from the Starting Value to the date on which the notes are called.

▪	You are willing to accept that the notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the Original Offering Price per unit.

▪	You accept that your investment will result in a loss, which could be significant, if the value of the Basket is below the Threshold Value on the final Observation Date.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪

You seek exposure to the Basket Components with no expectation of receiving distributions from the Basket Components or receiving dividends or other benefits of owning the stocks held by the Basket Components.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payment on which depends on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You want to hold your notes for the full term.

▪	You anticipate that the value of the Basket will decrease from the Starting Value to the Ending Value.

▪	You anticipate that the Observation Level will not be equal to or greater than the Call Level on any Observation Date.

▪	You seek a return on your investment that will not be capped at the Call Premium.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends from the Basket Components or dividends or other distributions paid on the stocks held by the Basket Components.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Strategic Accelerated Redemption Securities®	TS-7

Supplement to the Plan of Distribution and Role of MLPF&S

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.050 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to the Notes,” beginning on page S-9 and “Use of Proceeds” on page S-23 in product supplement No. ETF STR-1.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Strategic Accelerated Redemption Securities®	TS-8

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the values of the Basket from the Starting Value to the Ending Value of the notes. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight of 50.00% on the pricing date.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page S-33 of product supplement ETF STR-1.

If August 1, 2011 were the pricing date, for each Basket Component, the Initial Component Weight, the Closing Market Price, the hypothetical Component Ratio, and the initial contribution to the Basket value would be as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Market Price (1)(2)	Hypothetical Component Ratio (1)(3)	Initial Basket Value Contribution
iShares® MSCI EAFE Index Fund	EFA	50.00%	57.97	0.86251509	50.00
iShares® MSCI Emerging Markets Index Fund	EEM	50.00%	47.07	1.06224772	50.00
				Starting Value	100.00

(1)	The actual Closing Market Price of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date. If a Market Disruption Event occurs on the pricing date as to any Basket Component. The actual Closing Market Price and Component Ratio of each Basket Component will be set forth in the final term sheet that will be made available in connection with sales of the notes.

(2)	These are the Closing Market Prices of the Basket Components on August 1, 2011. Each Basket Component has an initial Share Multiplier of 1.

(3)	Each hypothetical Component Ratio equals the Initial Component Weight of the Basket Component (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Component on August 1, 2011 and rounded to eight decimal places.

The calculation agent will calculate the closing value of the Basket on each scheduled Observation Date by summing the products of (a) the Closing Market Price, multiplied by its respective Price Multiplier, for each Basket Component on that scheduled Observation Date and (b) the Component Ratio applicable to that Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled Observation Date, the Closing Market Price of that Basket Component will be determined as more fully described above in the section “Other Terms of the Notes—Market Disruption Event on an Observation Date.”

The Price Multiplier for each Basket Component will be set to 1 on the pricing date, and is subject to adjustment for certain corporate events relating to that Basket Component. See the section entitled “Description of the Notes—Anti-Dilution Adjustments” beginning on page S-30 of product supplement ETF STR-1.

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical monthly performance of the Basket in the period from January 2006 through July 2011, based upon actual month-end historical prices of each Basket Component, the hypothetical Component Ratios determined as of December 31, 2005, and a Basket Value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Strategic Accelerated Redemption Securities®	TS-9

The Basket Components

We have derived the following information from publicly available documents published by the iShares, Inc., a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with either Basket Component, and neither Basket Component will have any obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the shares of either Basket Component or securities included in either of the Underlying Indices described below. Neither we nor MLPF&S has or will participate in the preparation of the publicly available documents described below. Neither we nor MLPF&S has made any due diligence inquiry with respect to either Basket Component in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Basket Components have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Basket Components could affect the value of the shares of the Basket Components on each Observation Date and therefore could affect your return on the notes.

BlackRock Fund Advisers (“BFA”), in which Barclays Bank PLC has an ownership interest, serves as an investment adviser to iShares® ETFs. As investment adviser, BFA provides an investment strategy for iShares® ETFs and manages the investment of the assets of iShares® ETFs. BFA has discretion in a number of circumstances to make judgments and take actions in connection with the implementation of its investment strategy, and any such judgments or actions may adversely affect the value of the ETF and, consequently, the value of your notes.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BITCNA has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Information provided to or filed with the SEC by the iShares Trust (the “Trust”) pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s website by reference to SEC file number 333-92935 and 811-09729, respectively. We make no representation or warranty as to the accuracy or completeness of the information or reports. You are urged to refer to the SEC filings made by the Basket Components and to other publicly available information (such as the annual reports of the Basket Components) to obtain an understanding of the business and financial prospects of the Basket Components.

The iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the MSCI EAFE Index. The iShares® MSCI EAFE Index Fund generally invests at least 90% of its assets in the securities of its Underlying Index. This Basket Component has an expense ratio of approximately 0.35% per year and trades on NYSE Arca under the ticker symbol “EFA”.

We have derived all information contained in this termsheet regarding the iShares® MSCI EAFE Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus for the iShares® MSCI EAFE Index Fund, dated December 1, 2010, issued by the Trust. Such information reflects the policies of, and is subject to change by, the Trust and BFA.

The MSCI EAFE Index. The MSCI EAFE Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MSCI EAFE Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE Index currently consists of companies from the following 22 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. As of August 1, 2011, the five largest country weights were Japan (21.6%), the United Kingdom (21.5%), France (9.6%), Australia (8.8%), and Germany (8.6%), and the five largest sector weights were Financials (23.1%), Industrials (12.7%), Materials (11.3%), Consumer Discretionary (10.6%), and Consumer Staples (10.4%).

The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the MSCI Emerging Markets Index. The iShares® MSCI Emerging Markets Index Fund generally invests at least 90% of its assets in the securities of its Underlying Index. This Basket Component has an expense ratio of approximately 0.69% per year and trades on NYSE Arca under the ticker symbol “EEM”.

We have derived all information contained in this termsheet regarding the iShares® MSCI Emerging Markets Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus for the iShares® MSCI Emerging Markets Index Fund, dated January 1, 2011 and as revised as of June 15, 2011, issued by the Trust. Such information reflects the policies of, and is subject to change by, the Trust and BFA

The MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. As of August 1, 2011, the five largest country weights were China (17.3%), South Korea (15.3%), Brazil (15.0%), Taiwan (11.1%), and South Africa (7.3%), and the five largest sector weights were Financials (24.6%), Materials (14.8%), Energy (14.6%), Information Technology (12.1%), and Telecommunication Services (7.6%).

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

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General—MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•

Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•

Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•

DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•

Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•

Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi-annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large + Mid + Small);

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•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size-segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i)	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)	Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including MLPF&S, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI EAFE Index, the MSCI Emerging Markets Index, or any successor to these indices. MSCI does not guarantee the accuracy or the completeness of the MSCI EAFE Index, the MSCI Emerging Markets Index, or any data included in these indices. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI EAFE Index or the MSCI Emerging Markets Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI EAFE Index, the MSCI Emerging Markets Index, or the manner in which these indices are applied in determining the amount payable on the notes at maturity.

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Historical Data of the iShares® MSCI EAFE Index Fund

The following table sets forth the high and low closing prices of the shares of the iShares® MSCI EAFE Index Fund for each calendar quarter since the first quarter in 2006. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of shares of the iShares® MSCI EAFE Index Fund should not be taken as an indication of future performance, and we cannot assure you that the price per share of the iShares® MSCI EAFE Index Fund will not decrease.

		High	Low
2006	First Quarter	65.40	60.33
	Second Quarter	70.58	59.60
	Third Quarter	68.46	61.62
	Fourth Quarter	74.31	67.96

2007	First Quarter	76.94	70.95
	Second Quarter	81.79	76.47
	Third Quarter	83.77	73.70
	Fourth Quarter	86.18	78.24

2008	First Quarter	78.35	68.31
	Second Quarter	78.52	68.10
	Third Quarter	68.04	53.08
	Fourth Quarter	55.88	35.71

2009	First Quarter	45.44	31.69
	Second Quarter	49.04	38.57
	Third Quarter	55.81	43.91
	Fourth Quarter	57.28	52.66

2010	First Quarter	57.96	50.45
	Second Quarter	58.03	46.29
	Third Quarter	55.42	47.09
	Fourth Quarter	59.46	54.25

2011	First Quarter	61.91	55.31
	Second Quarter	63.87	57.10
	Third Quarter (through August 1, 2011)	60.80	57.32

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Historical Data of the iShares® MSCI Emerging Markets Index Fund

The following table sets forth the high and low closing prices of the shares of the iShares® MSCI Emerging Markets Index Fund for each calendar quarter since the first quarter in 2006. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Market, rounded to two decimal places. The historical closing prices of shares of the iShares® MSCI Emerging Markets Index Fund should not be taken as an indication of future performance, and we cannot assure you that the price per share of the iShares® MSCI Emerging Markets Index Fund will not decrease.

		High	Low
2006	First Quarter	33.59	30.43
	Second Quarter	37.03	27.34
	Third Quarter	33.14	29.20
	Fourth Quarter	38.15	31.80

2007	First Quarter	39.53	35.03
	Second Quarter	44.42	39.13
	Third Quarter	50.11	39.50
	Fourth Quarter	55.64	47.27

2008	First Quarter	50.37	42.17
	Second Quarter	51.70	44.43
	Third Quarter	44.43	31.33
	Fourth Quarter	33.90	18.22

2009	First Quarter	27.09	19.94
	Second Quarter	34.64	25.65
	Third Quarter	39.29	30.75
	Fourth Quarter	42.07	37.56

2010	First Quarter	43.22	36.83
	Second Quarter	43.98	36.16
	Third Quarter	44.77	37.59
	Fourth Quarter	48.58	44.77

2011	First Quarter	48.69	44.63
	Second Quarter	50.21	45.50
	Third Quarter (through August 1, 2011)	48.46	46.12

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Basket Components. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Basket Components and financial markets generally exhibiting greater volatility than in earlier periods.

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Certain U.S. Federal Income Taxation Considerations

Some of the tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussions under “U.S. Federal Income Tax Summary”, beginning on page S-38 of product supplement ETF STR-1, and “Certain U.S. Federal Income Tax Considerations”, beginning on page S-132 of the Series A MTN prospectus supplement. As described in product supplement ETF STR-1, this section applies to you only if you are a U.S. holder (as defined in product supplement ETF STR-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement ETF STR-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your notes in the manner described below. This opinion assumes that the description of the terms of the notes in this term sheet is materially correct.

The U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled executory contract with respect to the Market Measure. Subject to the discussion of Section 1260 below, if your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Although not entirely clear, it is possible that the purchase and ownership of the notes could be treated as a “constructive ownership transaction” with respect to the Basket Components, which would be subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. Because the notes have a return profile that differs substantially from the return profile of the Basket Components, we believe that Section 1260 should not apply to your notes. If your notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale or maturity of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Basket Components referenced by your notes on the date that you purchased your notes and sold those shares on the date of the sale or maturity of the notes. Because the application of the constructive ownership rules is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

As discussed further in product supplement ETF STR-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your notes as well as possible alternative characterizations, please see the discussions under “U.S. Federal Income Tax Summary” in product supplement ETF STR-1, and “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the Series A MTN prospectus supplement. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Risk Factors—General Risks Relating to the Notes—Significant aspects of the U.S. federal income tax treatment of the notes are uncertain” beginning on page S-16 of product supplement ETF STR-1. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

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Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement ETF STR-1 dated August 3, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511207962/d424b3.htm

▪	Series A MTN prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 312070.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

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